Exhibit 99.1
For immediate release
Endeavour Announces First Quarter 2011
Financial and Operational Results
Houston, May 4, 2011 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported adjusted EBITDA for the first quarter of 2011 was $4.1 million compared to $9.7 million in the first quarter of 2010. On a GAAP basis, net loss was $(7.5) million for the first quarter of 2011 as compared to $(15.2) million for the same quarter in 2010.
“Since the beginning of the year, Endeavour has achieved several major milestones with respect to its development programs in the United Kingdom and continued to progress its growing U.S. portfolio. The deployment of infrastructure for the Bacchus oil field moves the project closer to first production this year while our agreement on the commercial terms for the Rochelle development allows us to begin construction of the production facilities necessary to bring additional gas production on line in 2012,” said William L. Transier, chairman, chief executive officer and president. “The successful conclusion of our equity offering during the quarter and the subsequent redemption of our 6% Senior Notes is a significant step in our financial plan, positioning the company to further simplify its capital structure and deliver production growth in 2011 and beyond.”
Highlights since the beginning of the year include:
Executed a Successful Equity Offering and Redeemed the 6% Senior Notes — The Company completed a public equity offering of 11.5 million shares of its common stock at a price of $11.00 per share for total proceeds of $116.8 million, net of underwriting fees and expenses. The offering closed on March 29, 2011. Endeavour used a portion of the net proceeds from the offering to redeem all $81.25 million of its 6% Convertible Senior Notes due 2012 on April 20, 2011.
Achieved Field Development Plan Approval and Agreed to Commercial Terms with the Scott Platform Owners for Rochelle Production — Endeavour, operator of the Rochelle field, announced the agreement of commercial terms for the processing and transportation of East Rochelle production on the Scott Platform in the Central North Sea. The Field Development Plan for East Rochelle calling for the subsea development to be linked by a 30-kilometer pipeline to production facilities on the Scott platform was approved by the United Kingdom’s Department of Energy and Climate Change in February. First production from East Rochelle is currently planned for the second half of 2012.
Continuing Progress of Bacchus Field Development — The installation of a 6.5 kilometer pipeline connecting the Bacchus field to the Forties Alpha platform was successfully completed during the quarter. The rig that will drill the three production wells is expected to move, from its current position in the Forties Field, to the Bacchus location in May. Production from the field is currently expected to commence during the third quarter with a ramp up to peak production toward the end of the year.

On-going Drilling Activity in the U.S. Shale Plays — Endeavour drilled five wells in its Haynesville and Cotton Valley plays located in Louisiana and East Texas, respectively. These wells are expected to be completed and brought on production in the next two months, as the Company continues to maintain a two-rig program in the area. In the Pennsylvania Marcellus, Endeavour successfully drilled and cased two horizontal wells in Cameron County. These wells will be completed later this year while efforts continue to expand the existing pipeline gathering infrastructure.
Amended the Terms of the 11.5% Convertible Bonds — The Company amended the terms of its 11.5% Convertible Bonds due 2014. The maturity date for the securities was extended from January 2014 to January 2016 and the interest rate payable after March 2014 was reduced from 11.5% to 7.5%. The amendment also moves the date at which the bond holders have the right to demand first payment and the date at which the conversion price could be reset to market from the original date of January 2012 to the maturity date of January 2016.
Completed Transfer from the NYSE Amex to the NYSE Main Market — Endeavour completed its transfer from the NYSE Amex to the NYSE Main Market on March 15, 2011. The Company continues to trade under the ticker symbol “END” in the United States.
Earnings Conference Call, Wednesday, May 4, 2011 at 9:00 a.m., Central Standard Time, 3:00 p.m. British Summer Time
Endeavour International will host a conference call and web cast to discuss its 2011 first quarter financial and operating results on Wednesday, May 4, 2011 at 9 a.m. Central Standard Time, 3 p.m. British Summer Time. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 5667933. The toll-free numbers are 800-776-0087 in the United States and 0-808-101-1402 in the United Kingdom. Other international callers should dial 913-312-1301 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at http://www.endeavourcorp.com. A replay will be available beginning at 12:20 p.m. Central Standard Time on May 4 through 12:20 p.m. on May 11 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 5667933.
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://endeavourcorp.com.
Additional information for investors:
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour — Investor Relations
Mike Kirksey	713.307.8788
Darcey Matthews	713.307.8711

Pelham Public Relations — UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	March 31,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$152,146	$99,267
Restricted cash	33,072	31,776
Accounts receivable	6,922	8,068
Prepaid expenses and other current assets	6,547	8,718

Total Current Assets	198,687	147,829

Property and Equipment, Net	444,728	364,677
Goodwill	211,886	211,886
Other Assets	22,256	25,895

Total Assets	$877,557	$750,287

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$45,138	$32,442
Current maturities of debt	100,350	21,600
Accrued expenses and other	20,564	22,642

Total Current Liabilities	166,052	76,684

Long-Term Debt	244,152	323,706
Deferred Taxes	92,604	77,200
Other Liabilities	56,839	64,927

Total Liabilities	559,647	542,517

Commitments and Contingencies

Series C Convertible Preferred Stock	53,152	53,152

Stockholders’ Equity	264,758	154,618

Total Liabilities and Stockholders’ Equity	$877,557	$750,287

Endeavour International Corporation
Condensed Consolidated Statement of Operations
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues	$14,104	$13,721
Cost of Operations:
Operating expenses	5,041	2,821
Depreciation, depletion and amortization	6,323	5,681
Impairment of oil and gas properties	—	7,692
General and administrative	4,713	4,431

Total Expenses	16,077	20,625

Loss From Operations	(1,973)	(6,904)

Other Income (Expense):
Derivatives:
Realized gains	—	232
Unrealized gains (losses)	4,464	(1,072)
Interest expense	(12,523)	(5,636)
Interest income and other	(139)	3,024

Total Other Expense	(8,198)	(3,452)

Loss Before Income Taxes	(10,171)	(10,356)
Income Tax Expense (Benefit)	(2,714)	4,834

Net Loss	(7,457)	(15,190)
Preferred Stock Dividends	545	589

Net Loss to Common Stockholders	$(8,002)	$(15,779)

Net Loss per Common Share — Basic and Diluted	$(0.30)	$(0.74)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	26,750	21,364

Endeavour International Corporation
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net loss	$(7,457)	$(15,190)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	6,323	5,681
Impairment of oil and gas properties	—	7,692
Deferred tax expense (benefit)	(2,182)	3,477
Unrealized (gains) losses on derivatives	(4,464)	1,072
Amortization of non-cash compensation	875	1,153
Amortization of loan costs and discount	3,916	1,528
Non-cash interest expense	3,031	1,683
Other	2,602	(3,023)
Changes in operating assets and liabilities	(18,066)	5,341

Net Cash Provided by (Used in) Operating Activities	(15,422)	9,414

Cash Flows From Investing Activities:
Capital expenditures	(20,148)	(21,768)
Acquisitions	(20,964)	(29,407)
(Increase) decrease in restricted cash	(1,295)	2,859

Net Cash Used in Investing Activities	(42,407)	(48,316)

Cash Flows From Financing Activities:
(Repayments) borrowings under debt agreements	(5,400)	25,000
Proceeds from issuance of common stock	116,822	20,011
Dividends paid	(506)	(550)
Other financing	(208)	(923)

Net Cash Provided by Financing Activities	110,708	43,538

Net Increase in Cash and Cash Equivalents	52,879	4,636
Cash and Cash Equivalents, Beginning of Period	99,267	27,287

Cash and Cash Equivalents, End of Period	$152,146	$31,923

Endeavour International Corporation
Operating Statistics
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Sales volume (1)
Oil and condensate sales (Mbbls):
United Kingdom	100	113
United States	2	1

Total	102	114

Gas sales (MMcf):
United Kingdom	44	766
United States	965	280

Total	1,009	1,046

Oil equivalent sales (MBOE):
United Kingdom	108	241
United States	162	48

Total	270	289

Total BOE per day	3,001	3,209

Physical production volume (BOE per day): (2)
United Kingdom	1,307	3,118
United States	1,885	578

Total	3,192	3,696

Realized Prices (3)
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$98.79	$70.24
Effect of commodity derivatives	—	(7.50)

Realized prices including commodity derivatives	$98.79	$62.74

Gas price ($ per Mcf):
Before commodity derivatives	$4.00	$5.43
Effect of commodity derivatives	—	1.25

Realized prices including commodity derivatives	$4.00	$6.68

Equivalent oil price ($ per BOE):
Before commodity derivatives	$52.22	$47.51
Effect of commodity derivatives	—	1.55

Realized prices including commodity derivatives	$52.22	$49.06

(1)	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

(2)	Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

(3)	The average sales prices include gains and losses for derivative contracts we utilize to manage price risk related to our future cash flows.

Endeavour International Corporation
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(Amounts in thousands)
As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended
	March 31,
	2011	2010
Net loss	$(7,457)	$(15,190)
Impairment of oil and gas properties (net of tax) (1)	—	7,692
Unrealized (gain) loss on derivatives (net of tax) (2)	(5,469)	1,174
Currency impact on deferred taxes	—	(59)

Net Loss as Adjusted	$(12,926)	$(6,383)

Net loss	$(7,457)	$(15,190)

Unrealized (gain) loss on derivatives	(4,464)	1,072
Net interest expense	12,418	5,633
Depreciation, depletion and amortization	6,323	5,681
Impairment of oil and gas properties	—	7,692
Income tax expense (benefit)	(2,714)	4,834

Adjusted EBITDA	$4,106	$9,722

(1)	Net of tax benefits of none and none, respectively.

(2)	Net of tax (benefit) expense of $(1,005) and $102, respectively.